Exhibit 5

February 1, 2005

Mr. Sidney Lassen

Chief Executive Officer

Sizeler Property Investors, Inc.

2542 Williams Boulevard

Kenner, Louisiana 70062

Dear Mr. Lassen:

It has come to our attention that either you acting individually or Sizeler Property Investors, Inc. (“Sizeler”) may have engaged one or more private investigators, directly or through intermediaries, in order to covertly investigate myself, my background and/or any existing or preexisting relationships between myself and/or First Union Real Estate Equity and Mortgage Investments, Inc. (“First Union”) and other shareholders of Sizeler.  With respect to the latter concern, please be advised that there is no existing or preexisting arrangement or understanding between First Union, myself or our affiliates, on the one hand, and any other shareholder of Sizeler, on the other hand, as to any matter relating to Sizeler, including, without limitation, the acquisition, voting, holding or disposal of shares of Sizeler.

To date we have received no objection to our intended slate of nominees to the Board of Sizeler and it is our hope that neither you nor any other member of the Board is engaged in an invidious campaign to quash corporate democracy through the use of such reprehensible practices.  In the event that you or other members of the Board of Directors of Sizeler desire any information regarding any of the aforementioned matters of interest, I suggest that you contact me directly with your inquiries.  We welcome the opportunity to provide you with any biographical data and personal references which you may require.  Such an approach on your part would avoid unnecessary cost and expense to the shareholders of Sizeler.

Please take comfort in the knowledge that we will not be engaging the services of private investigation firms or initiating similar morally questionable practices to explore your background or those of the other nominees proposed by Sizeler.  Rather, it is our intention to focus our campaign on specific strategic proposals designed to maximize shareholder value for all shareholders and improve corporate governance, as well as on the historically anemic performance at Sizeler during the 18 years of your tenure as Chairman and CEO.

If you should have any questions regarding the foregoing, please feel free to contact me.

Very truly yours,

First Union Real Estate and Mortgage Investments, Inc.

By:	/s/ Michael L. Ashner
Michael L. Ashner,
Chairman

cc:           J. Terrel Brown

Harold B. Juckell

Richard L. Pearlstone

William G. Byrnes

James R. Peltier

Thomas A. Masilla, Jr.

James W. McFarland

Theodore H. Strauss